SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 12b-25

                                                                                                       Commission File Number   0-32433

NOTIFICATION OF LATE FILING

         (Check One): [  ] Form 10-K   [  ] Form 11-K  [  ] Form 20-F   [ X ] Form 10-Q  [  ] Form N-SAR
         For Period Ended: March 31, 2002

[  ] Transition Report on Form 10-K                           [  ] Transition Report on Form 10-Q
[  ] Transition Report on Form 20-F                           [  ] Transition Report on Form N-SAR
[  ] Transition Report on Form 11-K
         For Transition Period Ended:

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:  ____________________________________

PART I
REGISTRANT INFORMATION

Full name of registrant  ATLAS-REPUBLIC CORPORATION

Address of principal executive office (Street and number)
                           2 Mott Street, 7th Floor

City, state and zip code
                           New York, New York 10013

PART II
RULE 12-b 25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to
Rule 12b-25(b), the following should be completed.  (Check box if appropriate.)

        (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[ X ]   (b)  The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form        N-SAR, or
             portion thereof will be filed on or before the 15th calendar day following the prescribed    due date; or the subject
             quarterly report or transition report on Form 10-Q, or portion thereof will         be filed on or before the fifth
             calendar day following the prescribed due date; and
        (c)  The accountant’s statement or other exhibit required by Rule 12b-25(c) has been attached if      applicable.

PART III
NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.  (Attach extra sheets if needed.)

         The Registrant is unable to file its Form 10-QSB within the prescribed time period without unreasonable effort or expense due to the fact that there was recently a change in control of the registrant on March 23, 2002 and the registrant now has a new management team.  The new management team has not had sufficient time to complete the quarterly report on 10-QSB.  The Registrant anticipates that it will file its Form 10-QSB within the five-day grace period provided by Exchange Act Rule 12b-25.

PART IV
OTHER INFORMATION

         (1)  Name and telephone number of person to contact in regard to this notification

             Wilson Cheng  (President)                                   (212)                     608-8988
                  (Name)                                               (Area Code)      (Telephone Number)

         (2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section
30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

                                                                                        [ X ] Yes  [   ]  No

         (3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                                        [  ] Yes  [ X ]  No

         If so:  attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                                      ATLAS-REPUBLIC CORPORATION
                                             (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                       ATLAS-REPUBLIC CORPORATION

                                                                       By:__/s/Wilson Cheng____________________
                                                                       Name:  Wilson Cheng
                                                                       Title:  President

Date:   May 10, 2002